The signing of this document will give rise to legal consequences.   Before signing it you are recommended to take independent legal advice.    MBM Commercial LLP act solely as agents for WD SPENCE PROSTHETICS LIMITED and for no other party.

SERVICE AGREEMENT

between

WD SPENCE PROSTHETICS LIMITED

and

HELEEN KIST

November 7, 2014

MBM Commercial LLP
Solicitors
EDINBURGH

AGREEMENT

between

WD Spence Prosthetics Limited, incorporated in Scotland (Company number SC307652) and having its registered office at c/o Centrum Offices, 38 Queen Street, Glasgow, G1 3DX (hereinafter called "the company")

and

HELEEN FRANCOISE KIST, residing at 48 Glencairn Drive, Glasgow, G41 4PR (hereinafter called "the executive")

WHEREAS the company carries on, inter alia, the business of providing healthcare services in the fields of Prosthetics, Orthotics, Rehabilitation, Diabetes and the company and the executive wish to record the terms and conditions upon which the executive will be employed by the company.

NOW IT IS HEREBY AGREED as follows:

1.             Definitions

1.1	In this Agreement and the Schedule annexed hereto:

“Associated Company” means any company which for the time being is a subsidiary or a holding company (as those expressions are defined by s.1159 of the Companies Act 2006) of the company or a subsidiary (other than the company) of any such holding company of the company and any company of which the equity share capital (as defined in s.548 of the Companies Act 2006) is owned as to 50 per cent or less but more than 25 per cent by such holding company or by any of its subsidiaries, or by the company or any of its subsidiaries as the case may be, and including a subsidiary of an associated company.

“the Board” means the Directors of the company.

“the Group” means the company and all Associated Companies from time to time.

1.2	In this agreement:

1.2.1	the provisions of the Interpretation Act 1978 with respect to interpretation and construction shall apply mutatis mutandis;

1.2.2	the singular includes the plural and the masculine includes the feminine and neuter and vice versa and references to a natural person include her or her estate and successors;

1.2.3	references to persons shall include bodies corporate, unincorporated associations and partnerships;

1.2.4	references to a statute include any modification, amendment or re-enactment of that statute;

1.2.5	references to recitals and clauses are, unless the contrary intention appears, references to the recitals and clauses of this agreement and the recitals form part of this agreement; and

1.2.6	the headings and sub-headings of this agreement are inserted for a convenience only and shall not affect the construction thereof.

2.             Term of appointment

2.1
The executive shall serve the company at 48 Glencairn Drive Glasgow G41 4PR or at such other address in the United Kingdom and/or abroad (on a temporary basis) as may be notified by the Board or to which the Board has consented in writing as Chief Operating Officer or in such other capacity as the company may require such other capacity not to be lower than the executive’s original appointment under this agreement. The executive’s employment shall be deemed to have commenced on October 1st , 2014 (notwithstanding the date or dates hereof) and shall continue until September 30th 2015 when it will automatically terminate or, if the parties agree that the employment should continue beyond September 30th 2014 until it is terminated in accordance with the provisions hereof. The executive will report to the Board.

2.2	The company may employ from time to time any other person or persons to act jointly with the executive in her employment with the company.

2.3
The company may at any time require the executive to serve any Associated Company, Associated Companies and/or any other company falling within the Group and to carry out for such Associated Company, Associated Companies and/or any other company falling within the Group such duties and responsibilities as may be assigned by the Board, but otherwise on the same terms and conditions as to salary and otherwise as herein provided.

2.4
If the executive gives notice under Clause 2.1 above the company may, in its sole discretion, give the executive a counter-notice terminating the executive’s employment.  Such counter-notice shall give the executive three months’ notice of termination of her employment.

2.5
Notwithstanding Clause 2.1 above, the company may during any period of notice or counter-notice require the executive to serve in some other capacity whether or not of like status provided that the executive shall continue to receive her salary and all other contractual benefits in terms of this agreement.

2.6
The company and any Associated Company to whom the executive may be assigned shall be under no obligation to provide any work, powers or duties for the executive during any period of notice whether given by the company or the executive or of any counter-notice given by the company to terminate the executive’s employment under this agreement. In the event that the company exercises this right, the executive will be required to comply with any conditions reasonably laid down by the company during such period of notice and during such time the executive will not be permitted to work for any other person, firm, client or corporation or on her own behalf without the company's prior written permission. The company may suspend the executive from her employment, exclude her from any or all of its premises and require her not to communicate with any employees/clients/prospective clients/suppliers or contractors of the company or Associated Company for the whole or any part of the applicable period of notice (or counter-notice) provided that during such suspension or exclusion the executive shall continue to receive salary and all other contractual benefits provided by this agreement.

2.7
Subject to the overriding provisions of Clause 16.1 below, the company shall have the right to terminate the executive’s employment immediately on payment to the executive of pay in lieu of notice (or the balance of any notice period) under Clause 2.1 or counter notice under Clause 2.4 above.

3.	Duration of employment

The duration of this contract is one (1) year, starting on October 1st, 2014 and ending on September 30th, 2015 (except where any of the other provisions of this agreement apply including but not limited to Clause 16 in which case the contract can be terminated prior to September 30th 2014), when it will terminate automatically without any further notice being given.  Should the executive and the company agree that the employment should continue beyond September 30th 2015, it shall do so under the terms of this Agreement, and shall continue until either party serves three months’ notice in writing or until it is otherwise terminated in accordance with this agreement.

4.	Description of job

The executive will be employed as Chief Operating Office (“COO”) of the company.  The COO will oversee all operations for the HCi Viocare group of companies, to which the company belongs, help develop the strategy for the business and engage in commercial negotiations with potential partners and carry out all other duties expected of a COO as directed by the Board.  She

5.             Freedom to take up the appointment

The executive warrants that she is free to take up employment with the company and that by virtue of entering into this agreement she will not be in breach of any express or implied terms of any contract or of any other obligation binding upon her. The executive further confirms that by virtue of entering into this agreement she is not or will not be in breach of any other contract of employment or consultancy agreement (past or now subsisting) or be liable to any action (whether for damages, injunction, interdict, specific performance, specific implement or otherwise) relating to any such contract or agreement or be in any breach of duty of confidence or any undertaking or arrangement relating to any rights to Intellectual Property (as hereinafter defined) or be liable to any action (whether for damages, injunction, interdict, specific performance, specific implement or otherwise) relating to any continuous or continuing obligations in connection with any such contract or agreement and to the extent that the executive is not so free to take up employment with the company or is or will be so in breach or is so liable, then this shall be a material breach of this agreement entitling the company to summarily terminate this agreement forthwith pursuant to Clause 16.1 below.

6.             Powers and duties

6.1
During her employment hereunder the executive shall faithfully and diligently exercise such powers and perform such duties in relation to the business of the company or any Associated Company as may from time to time be vested in or assigned to her by the Board and shall comply with all reasonable directions and instructions from time to time given to her by the Board. The executive will be subject to regular performance reviews by the company.

6.2	During the continuance of her employment under this agreement the executive:-

6.2.1
shall during the normal working hours specified in the Schedule hereto (unless prevented by ill health and except during holidays permitted by this agreement) devote substantially the whole of her time, attention, skill and abilities to carrying out her duties hereunder;

6.2.2
shall conform to such hours of work as may from time to time reasonably be required of her and shall not be entitled to receive any additional remuneration for work performed outside her normal working hours specified in the Schedule hereto;

6.2.3
in pursuance of her duties hereunder, shall perform such services for any Associated Company within the United Kingdom and (without further remuneration unless otherwise agreed) accept such offices within the United Kingdom as the Board may from time to time reasonably require;

6.2.4	shall travel to such places (whether in or outside the United Kingdom) and in such manner and on such occasions as the Board may from time to time reasonably require;

6.2.5
shall carry out her duties in a proper, loyal and efficient manner and shall use all reasonable endeavours to promote the interests and reputation of the company and its Associated Companies and not do anything which is harmful to them;

6.2.6	co-operate with any person or persons appointed by the company to act jointly with the executive in discharging her duties in terms of this agreement;

6.2.7
at all times keep the Board and, if applicable, the board of any Associated Company, Associated Companies and/or any other company falling within the Group promptly and fully informed (in writing if so requested) of her conduct of the business or affairs of the company, any Associated Company, Associated Companies and/or any other company falling within the Group, for which she is required to perform duties and provide such other information, written records or explanations as the Board, any Associated Company, Associated Companies and/or any other company falling within the Group may require;

6.2.8	shall not at any time make any untrue or misleading statement in relation to the company or any Associated Company;

6.2.9	shall comply, and shall so far as it lies within her power and area of responsibility, procure compliance by the company or any other Associated Company, with:	-

(a)	every rule of law; and

(b)
the provisions of the Rules of and the Combined Code of Conduct issued by the Financial Reporting Council (or any successor) and all other applicable statutory and other regulatory requirements for the time being in force concerning the business of the company or any other Associated Company and the performance by the executive of her duties hereunder.

7.             Intellectual property rights

7.1	For the purposes of this agreement:-

(a)
“Intellectual Property” shall mean all copyrights, database rights, design rights (registered and unregistered), topography rights, trade marks, trade secrets, know-how, inventions, patents and other intellectual property rights of any nature (whether registered or unregistered) and all rights therein and applications therefor in any part of the world including but not limited to the right to make applications.

(b)
“Works” shall mean works or materials of any nature including but not limited to artwork, text, reports, specifications, drawings, technical information, designs, plans, inventions, products, prototypes, tests, tools, discoveries, secret processes or improvements in procedures, techniques, methodologies, systems, equipment or services.

7.2	Without prejudice to the company’s rights in relation to Intellectual Property by law as the employer of the executive, the executive hereby acknowledges and agrees that:

(a)	all Intellectual Property in all Works written, originated, developed, improved upon, conceived, discovered or made by the executive:-

(i)	in the course of her employment;

(ii)	in connection with or in any way affecting or relating to any of the businesses of the company; and/or

(iii)
capable of being used or adapted for use therein or in connection therewith, shall forthwith be disclosed by the executive to the company and shall belong to and vest in the company or such third party as the Board may deem appropriate from the date of creation of the same. These provisions are subject always to the executive’s statutory rights as inventor.

(b)
insofar as not effected by virtue of the executive’s employment with the company, the executive hereby assigns to the company by way of future assignation all such Intellectual Property and all proprietary rights thereto for the full term thereof throughout the world in respect of such Works insofar as such future assignation is competent.

(c)	The executive hereby waives any and all moral rights (as defined in terms of ss.77 and 80 of the Copyright, Designs and Patents Act 1988) she may have in respect of such Works.

(d)
The executive acknowledges that due to her senior role in the company, she has a special duty and responsibility to further the interests of the company and that she is employed in an inventive and creative capacity due to the nature of her job.

7.3
The executive shall promptly and from time to time, both during her employment hereunder and thereafter at the request and expense of the company, give and supply all Works and/or information, data, drawings and assistance as may be requisite to enable the company to exploit such rights to Intellectual Property to the best advantage and shall do all such things and apply for and execute all applications and documents as may in the sole opinion of the Board be necessary for or conducive to giving effect to the purposes of this Clause 7, obtaining patents, registered designs or other intellectual property protection in any part of the world in respect of the Intellectual Property referred to in this Clause 7 and/or to protect and defend the same and, where applicable, to vest the entire right, title and interest to the same in the company or such third party as the Board may deem appropriate. For the avoidance of doubt, the discretion as to whether or not to apply for patent, trade mark or design registration or other similar protection shall be solely for the company. The company reserves the right to regard any such rights of Intellectual Property as Confidential Information in which event the executive shall observe the obligations that relate to Confidential Information contained in Clause 9 below.

7.4
The executive shall not knowingly do anything to imperil the validity of any such protection or any application therefor or to prejudice any such Intellectual Property in any respect but on the contrary shall at the reasonable cost of the company or such third party, as the case may be, render all possible assistance to the company or such third party both in obtaining and maintaining such protection.

7.5	The executive undertakes not to seek to develop or commercially exploit any Intellectual Property other than through the company during her employment with the company.

7.6
The executive irrevocably appoints the company to be the executive’s agent in the executive’s name and on the executive’s behalf to execute any instrument or document and generally to use the executive’s name for the purpose of giving to the company the full benefit of the provisions of this clause. A certificate in writing signed by any director or secretary of the company that any instrument, document or act falls within the authority hereby conferred shall be conclusive evidence that such is the case.

7.7	For the avoidance of avoid any doubt, the executive shall not be entitled to use any Intellectual Property of the company after the expiry or termination of her employment.

7.8
All rights of Intellectual Property created as a result of the executive's service under this agreement shall be treated in all respects as if the company were its author and first owner for the purposes of ss.9(2) and 11(2) of the Copyright, Designs and Patents Act 1988.

7.9
If any of the rights to Intellectual Property created as a result of the executive’s service under this agreement are not the property of the company, the company shall, subject to the provisions of the Patents Act 1977, the Registered Designs Act 1949 and the Copyright, Designs and Patents Act 1988, have the right to acquire for itself or its nominee the executive's rights in the Intellectual Property within 3 months after disclosure pursuant to this clause on fair and reasonable terms to be agreed, or as settled by a single arbiter.

7.10	The provisions of this Clause 7 shall not entitle the executive to any compensation.

7.11
Rights and obligations under this Clause 7 shall continue in full force and effect after termination of the executive’s employment with the company in respect of the Intellectual Property created during the executive's employment with the company and shall be binding upon the executive's representatives, heirs and assignees.

8.             Non-competition during employment

8.1
The executive shall disclose to the company any interest of her own or that of any member of her family including e.g. parents/children/siblings, etc. in any trade, business or occupation whatsoever which is in any way similar to any of those in which the company is involved whether or not such trade, business or occupation may be conducted for profit or gain.

8.2
The executive shall not at any time while employed by the company, without the prior written consent of the company, either solely or jointly or in partnership or association with or as director, shareholder, manager, agent, principal, adviser, employee or representative of or for any other person, firm or company or by way of joint venture, directly or indirectly carry on or be engaged or concerned or interested in any business that may cause a conflict of interest with the company.

8.3
Nothing in Sub-Clauses 8.1 or 8.2 of this clause shall preclude the executive from holding any shares or loan capital for the time being issued in any company whose shares are listed or dealt in on a recognised stock exchange, provided that the executive (together with her spouse and minor children) does not at any time hold, nor is at any time beneficially interested in more than a total of three per cent of the issued securities of that class.

9.             Confidential information

9.1
Confidential information and trade secrets relating to the business of the company any Associated Company, Associated Companies and/or any other company falling within the Group and its customers, whether or not the executive dealt with them shall include but is not limited to information relating to:-

9.1.1
any and all contractual arrangements entered into between the company any Associated Company, Associated Companies and/or any other company falling within the Group and any customer, particularly with regard to fees;

9.1.2	any information held on database;

9.1.3	the company’s fee structure;

9.1.4	the company’s corporate and marketing strategy, business development and plans, sales reports, product surveys and research results;

9.1.5
business methods and processes, compliance and procedural manuals, technical instructions, information and know-how relating to the Group’s business and which is not available to the public generally, including inventions, designs, programs, techniques, database systems, formulae and ideas, and other rights of the company to the Intellectual Property;

9.1.6
business contact details of suppliers, potential suppliers, customers and potential customers, lists of customers, suppliers and employees, and details of contracts with the company any Associated Company, Associated Companies and/or any other company falling within the Group, including the company’s insurance requirements and insurance rates;

9.1.7	the company’s budgets, management accounts, trading statements and other financial reports; and

9.1.8	any document marked “confidential”, all of which are collectively referred to in this agreement as the “Confidential Information”.

9.2
Without prejudice to the executive’s duty at common law to protect the Confidential Information of the company, the executive shall not either during her employment by the company or thereafter, except in the proper execution of her duties hereunder or unless ordered to do so by a court of competent jurisdiction (or otherwise as may be required by law), directly or indirectly:-

(a)	divulge or communicate to any person (including, without limitation, any representative of the press or broadcasting or other media);

(b)	cause, through any failure by her to exercise all due care and diligence, any unauthorised disclosure of; or

(c)
make use of, other than for the benefit of the company any Associated Company, Associated Companies and/or any other company falling within the Group, any information of the company any Associated Company, Associated Companies and/or any other company falling within the Group which the executive knows or ought reasonably to know the company any Associated Company, Associated Companies and/or any other company falling within the Group regards as Confidential Information (whether or not designated as confidential) and all such information concerning the organisation, business finances, transactions and affairs of the company any Associated Company, Associated Companies and/or any other company falling within the Group and of their respective suppliers, customers and contractors which she may have received or obtained while in the service of the company any Associated Company, Associated Companies and/or any other company falling within the Group.

9.3	The executive shall use her best endeavours to prevent the publication or disclosure of such Confidential Information by any party both during her employment by the company and thereafter.

9.4
The provisions of this clause shall apply mutatis mutandis in relation to the confidential or secret information of each Associated Company which the executive may have received or obtained during her employment by the company and the executive shall at the request and expense of the company promptly undertake in writing with any such Associated Company to the like effect.

9.5	The provisions of confidentiality in this Clause 9 shall apply after termination of the employment of the executive and shall apply without limit in point of time.

9.6
All notes, memoranda, records and other copyright material, including those stored on computer software, which are made by the executive during the executive’s employment and relating to the business of the company, any Associated Company, Associated Companies and/or any other company falling within the Group shall from the date of creation belong to the company any Associated Company, Associated Companies and/or any other company falling within the Group and shall promptly be handed over to the company any Associated Company, Associated Companies and/or any other company falling within the Group, or as the company directs, from time to time.

9.7	The above obligations of the executive shall cease to apply to information or knowledge which has (otherwise than in breach of an obligation of confidence) come into the public domain.

9.8
The executive agrees that she shall, at the request of the company any Associated Company, Associated Companies and/or any other company falling within the Group, enter into a direct agreement or undertaking with any company falling within the Group in respect of which the executive has, in the performance of her duties under this agreement or by reason of services rendered to or offices held by her in any such company, received Confidential Information of such company whereby she shall accept restrictions and provisions corresponding to (or, to the extent that they do not so correspond, which are not more onerous on the executive than) the provisions contained in this Clause 9.

10.             Return of papers, etc.

The executive shall promptly whenever requested by the company and in any event upon the termination of her employment with the company deliver up to the company all property whatsoever belonging to the company or any Associated Company including, without limitation e.g. all Intellectual Property, all correspondence/keys/security passes/credit cards/designs/statistics/computer disks/books/tapes or other storage media etc. and all other papers, documents and records whatsoever which may have been prepared by her or have come into her possession or control in the course of her employment with the company any Associated Company, Associated Companies and/or any other company falling within the Group and the executive shall not be entitled to and shall not retain any copies thereof. Title and copyright therein shall vest in the company. The executive will, on being requested to do so, and in any event within seven days of a request therefor, send to the company any Associated Company, Associated Companies and/or any other company falling within the Group a signed statement that she has complied with this obligation.

11.             Remuneration

11.1
The executive shall be paid by way of remuneration for her services during her employment hereunder a salary at the rate of £30,000 (gross) per annum. The said salary will be reviewed by the Board at the end of the first year (October 7th, 2015) of this employment (provided it is agreed between the parties that the executive’s employment will continue beyond September 30th 2015), with a view to bringing it in line with market value, subject to the company having sufficient funding.The executive’s remuneration will then be reviewed by the board annually thereafter.  The company shall be under no obligation to increase the remuneration.   The executive’s salary shall accrue from day to day and shall be paid monthly in arrears on or around the last Friday of every month by credit transfer to the executive’s nominated bank account, less deductions for PAYE, National Insurance contributions and any statutory, agreed or other deductions which the company is required to make.

11.2
Notwithstanding anything to the contrary contained in the articles of association of the company or any Associated Company the executive shall not be entitled to any other remuneration either as an ordinary or executive director or employee of the company or any Associated Company and the executive shall as the company may direct either effectually waive any right to any such remuneration or shall account for and pay over the same to the company immediately she receives it.

12.             Sickness

12.1
In the event of absence on account of sickness or injury the executive (or someone on her behalf) must inform the company of the reason for the executive’s absence as soon as possible and must do so no later than 10.00 am on the first day of absence. In respect of absence lasting up to seven calendar days (including Saturdays and Sundays) the executive is not required to produce a medical certificate unless specifically so requested by the company but must complete a self-certification form (stating the dates of and the reason for the absence, including details of sickness on non-working days) on return to work from such absence. The executive should also leave details of how and where she can be contacted during the period of such absence.

12.2
In respect of absence lasting more than seven calendar days the executive must on the eighth calendar day of absence provide the company with a medical certificate stating the reason(s) for absence and thereafter provide further certificate(s) to cover any subsequent period of absence on a monthly basis. The company reserves the right to ask the executive at any stage of absence to produce additional medical certificate(s) and/or to undergo a medical examination at the cost of the company.

12.3
Without prejudice to the terms of Clause 12.2, at the request and expense of the company, the executive shall submit annually to a medical examination by a medical practitioner nominated by the company as part of a health screening programme and for insurance purposes and the executive shall authorise such medical practitioner to disclose to or discuss with the company's medical adviser any matters arising from such examination, and the company's medical adviser may notify the company of any serious matter if, in his or her opinion, it might materially or adversely affect the health of the executive or the proper discharge of her duties.

12.4
If the sickness of the executive shall result in the aggregate period of absence exceeding 183 working days in any period of 12 consecutive months, then the company shall be entitled to terminate the employment of the executive by giving not less than 14 days’ notice in writing to the executive and the executive shall not be entitled to claim any compensation from the company in respect of such termination and the executive, by her execution of this agreement, waives any statutory or other rights to: (i) any other period of notice of termination; (ii) payment in lieu of notice; and (iii) compensation in respect of such termination.

12.5
If the sickness of the executive shall result in the aggregate period of absence exceeding 183 working days in any period of 12 consecutive months, then, the company may give notice in writing to the executive at any time thereafter, but while the sickness of the executive continues, to the effect that:-

12.5.1	the executive shall, while the sickness continues, have no further entitlement to receive a basic salary in terms of Clause 11.1; and

12.5.2	the executive is required to resign from all offices held by her in the company any Associated Company, Associated Companies and/or any other company falling within the Group, provided that:-

12.5.2.1
if the executive shall fail to resign from any such office within 30 days after the service of such notice, she may be removed from such office, but her failure to resign shall not constitute a breach of her obligations under this agreement; and

12.5.2.2
notwithstanding her resignation or removal from all such offices, the executive shall continue to be employed by the company on the terms set out in this agreement (as modified by the provisions of this sub-Clause 12.5) and this agreement shall, in all other respects, remain in full force and effect.

For the avoidance of doubt, it is hereby stipulated that the executive’s continuing inability to perform her duties and obligations in terms of this agreement by reason of sickness shall not operate to frustrate or terminate this agreement.

13.             Sick pay

13.1
The company will pay to the executive her normal basic remuneration (less the amount of any statutory sick pay or incapacity benefit to which she may be entitled) for a period or periods of absence not exceeding fourteen days during which she is wholly incapable of performing her duties due to sickness or injury. Any payment of remuneration after this period shall be at the sole discretion of the company.

13.2
The company shall be entitled to deduct from the executive’s salary the amount of income or other benefits which she is entitled to claim in consequence of the executive’s sickness under the national insurance scheme for the time being in force, any scheme for the time being in force of which the executive is a non-contributing member and any other similar scheme or arrangement (whether or not such benefits are received). Nothing in this clause affects the executive’s entitlement to Statutory Sick Pay but any sick pay entitlement payable pursuant to this Clause 13 shall be inclusive of the executive’s Statutory Sick Pay entitlement.

13.3
In the event that the executive is incapable of performing her duties by reason of injury sustained wholly or partially as a result of actionable negligence, nuisance or breach of any statutory duty on the part of any person other than the parties hereto (the “Third Party”), all payments made to the executive by the company under Sub-Clause 12.1 shall, to the extent that compensation is recoverable from the Third Party, and subject to compliance with the provisions of ss.197 to 214 (inclusive) of the Companies Act 2006, constitute loans by the company to the executive (notwithstanding that, as an interim measure, income tax may have been deducted from such payments as if they were emoluments of employment) and shall be repaid to the company when and to the extent that the executive recovers compensation for loss of earnings from the Third Party by action or otherwise.

13.4	Entitlement to payment is subject to notification of absence and production of medical certificates in accordance with Clause 12 above.

14. Holidays

14.1
The executive shall be entitled to 29 working days holiday (inclusive of 8 days of public holidays)with pay in each holiday year or a pro-rata portion of this if the executive is part time (e.g. 23 holidays per year if the executive works four days a week). Holidays may only be taken at times agreed two months in advance with the Board (unless otherwise agreed) and for the avoidance of doubt, the executive is not allowed to take more than two weeks’ holiday at any one time. The executive may be required to work any public holiday subject to receiving a day off.

14.2
If the executive’s employment commences or terminates part way through the holiday year her entitlement to holidays during that year will be assessed on a pro rata basis and deductions from final salary due to the executive on termination of employment will be made in respect of holidays taken in excess of entitlement.

14.3	The company’s holiday year runs from 1st January to 31st December.

14.4	Holidays not taken in the holiday year to which they relate will be lost and cannot be carried forward from one year to the next, unless permission is granted in advance by the Board.

15.             Expenses

15.1
The company shall reimburse to the executive all reasonable e.g. travelling/hotel/entertainment, etc. and other out-of-pocket expenses properly incurred by her in the execution of her duties hereunder and as per company’s instructions on production of vouchers or other reasonable evidence of actual payment of the said expenses.

16.             Termination of employment

16.1	If the executive:

16.1.1	shall be or become of unsound mind or be or become a patient for any purpose of any statute (or any part thereof) relating to mental health or otherwise incapax;

16.1.2
is or becomes insolvent or apparently insolvent, bankrupt or compounds with her creditors or grants a trust deed for behoof of her creditors (or their respective equivalents in any other jurisdiction);

16.1.3	is or becomes prohibited by law from being a director of the company or if she shall for any reason cease to be a director of the company; or

16.1.4
shall be guilty of serious misconduct or shall have neglected or failed to carry out, or refused to attend to, or shall have committed any serious, wilful or persistent breach, non-observance or non-performance of any of her obligations or duties to the company or any Associated Company (whether under this agreement or otherwise) or if she shall refuse or neglect to comply with any lawful orders or directions given to her by the company;

16.1.5	is convicted of any arrestable criminal offence (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed);

16.1.6	resigns as a director of the company or any Associated Company otherwise than at the request of the company or such Associated Company;

16.1.7
in the opinion of the Board or Officer, shall have repeated or continued any breach, non-observance or non-performance of her duties or obligations under this agreement (insofar as such breach or non-observance does not fall within Clause 16.1.4) after she has received a written warning from the company regarding such breach or non-observance or non-performance;

16.1.8
shall have been guilty of any conduct which, in the opinion of the Board, has brought or could bring her, the company or the Group into disrepute or has prejudiced or could prejudice the business or affairs of the company or the Group;

16.1.9
shall have committed any act of dishonesty or any breach of a fiduciary duty whether relating to the company, the Group or otherwise involving personal profit, the company shall be entitled by notice in writing to the executive to determine forthwith her employment under this agreement whereupon the executive shall not be entitled to receive any pay in lieu of notice in terms of Clause 2.7 above (and in which event, Clause 2.7 shall have no effect) and shall have no claim against the company for damages or otherwise by reason of such determination except for such sums as shall have accrued due at the date of termination of the employment of the executive.

16.2
On the termination of the employment (howsoever caused) of the executive or if the company suspends or excludes the executive under Clauses 2.6 or 16.3, the executive shall, at the request of the company and without claim for compensation, the executive shall forthwith resign her office as a director of the company and any Associated Company of which she is a director and at the request of the company and without claim for compensation, shall forthwith resign, without claim for compensation, from all other appointments or offices which she holds as nominee or representative of the company or any Associated Company and shall transfer to the company or any Associated Company as appropriate without payment any qualifying or nominee shares that she holds on behalf of the company or the Associated Company and in the event of her failure to do so, the company is hereby irrevocably authorised to appoint some person in her name and on her behalf to sign and deliver such resignations and transfers to the Board.

16.3
If the company has any grounds to believe that it may have a right to determine forthwith the employment of the executive in terms of Clause 16.1 above, it shall be entitled (but without prejudice to its right subsequently to terminate the employment of the executive on the same or any other ground) to suspend the executive on full pay during the period of any enquiry or investigation into the circumstances giving rise to such belief.

16.4	The executive shall not after the termination of her employment hereunder, howsoever caused, represent herself as being employed by or connected with the company or any Associated Company.

16.5	Any delay or forbearance by the company in exercising any right under this clause shall not constitute a waiver of it.

17.             Misrepresentation

17.1	The executive shall not after the determination of her employment hereunder wrongfully represent herself as being employed by or connected with the company or any Associated Company.

18.             Restrictions

18.1
Whereas the company is engaged in the provision of sponsorship, marketing and communication consultancy  which business of the company is national in nature, and in particular involves consultancy services to clients in the United Kingdom and whereas the company (and, if relevant, any Associated Company in the Group) has a legitimate interest in protecting its goodwill, business connections and customer base and in maintaining a suitable and well trained workforce, therefore the executive agrees, in order to safeguard the Confidential Information, trade secrets and goodwill of the company and each of the companies in the Group to be bound by these covenants whereby the executive will not within the United Kingdom and without the prior written consent of the company (such consent only to be withheld so far as may reasonably be necessary to protect the legitimate business interests of the company) whether alone or jointly with or as shareholder, adviser, principal, partner, agent, director, employee, consultant or otherwise, directly or indirectly:-

18.1.1
for the period of two years after the Termination Date entice, solicit or canvass, or attempt to entice, solicit or canvass, away from the company (and, if relevant, any Associated Company of the Group) the business or custom of any person, company or other undertaking who or which is or has been a customer or client of the company  (and, if relevant, any Associated Company of the Group) and with whom the executive has had contact, conducted negotiations on behalf of the company or dealt with at any time during the twelve months immediately prior to the Termination Date in the performance of her duties under this Agreement or by any reason of services rendered to or offices held by her in the company  (and, if relevant, any Associated Company of the Group) (the “Customers”), provided that such enticement, solicitation, canvassing or attempts at the same, can reasonably be expected to have a detrimental effect on the company's  (and, if relevant, any Associated Company of the Group) legitimate business interests generally in protecting its business connections, goodwill and customer base, and further provided that this restriction shall not prohibit the executive from enticing, soliciting or canvassing, or attempting to entice, solicit or canvass, away from the company the business or custom of any of the Customers which is not in direct or indirect competition with any business or custom carried on, conducted or undertaken by the company  (and, if relevant, any Associated Company of the Group) in the ordinary course of business prior to the Termination Date;

18.1.2
for the period of two years after the Termination Date, deal with or accept instructions or business from any person, company or other undertaking who or which is or has been a customer or client of the company  (and, if relevant, any Associated Company of the Group) and with whom the executive has had contact, conducted negotiations on behalf of the company or dealt with at any time during the twelve months immediately prior to the Termination Date in the performance of her duties under this Agreement or by any reason of services rendered to or offices held by her in the company  (and, if relevant, any Associated Company of the Group) (the “Customers”), provided that such dealings or acceptance of instructions or business from any of the Customers can reasonably be expected to have a detrimental effect on the company's  (and, if relevant, any Associated Company of the Group) legitimate business interests generally in protecting its business connections, goodwill and customer base, and further provided that this restriction shall not prohibit the executive from dealing with or accepting instructions or business from any of the Customers in respect of any business which is not in direct or indirect competition with any business or custom carried on, conducted or undertaken by the company  (and, if relevant, any Associated Company of the Group) in the ordinary course of business prior to the Termination Date;

18.1.3
for the period of two years after the Termination Date, carry on or be engaged, employed, concerned or interested, whether for her own account or otherwise, in any business carried on, or about to be carried on, by any person, company or other undertaking in the United Kingdom which is, or is likely to be, competitive with any business carried on by the company  (and, if relevant, any Associated Company of the Group) in the field of Prosthetics, Orthotics, Rehabilitation and Diabetes as at the Termination Date, or hold a controlling shareholding position in the same, provided that such engagement, employment, concern or interest can reasonably be expected to have a detrimental effect on the company's  (and, if relevant, any Associated Company of the Group) legitimate business interests generally in protecting their business connections, goodwill and customer base and further provided that this restriction shall not prohibit the executive from being engaged, employed, concerned or interested, whether for her own account or otherwise, in any business, company or other undertaking in so far as her involvement therein or duties in connection therewith shall relate exclusively to work of a kind or nature with which the company  (and, if relevant, any Associated Company of the Group) was not concerned to a material extent during the twelve months immediately prior to the Termination Date;

18.1.4
for the period of two years after the Termination Date, hire, engage, employ, solicit or canvass, or attempt to solicit or canvass, or endeavour to entice or induce or encourage away from the employment of the company  (and, if relevant, any Associated Company of the Group) for the purpose of being involved in or concerned with a competing business of the company (and, if relevant, any Associated Company of the Group)any person who shall have been a senior employee (including, without limitation, any director or employee in a senior management position, and/or any senior employee with specialist or technical know-how) of the company  (and, if relevant, any Associated Company of the Group) immediately prior to the Termination Date and who is and who was engaged in an area of business the same or substantially similar to that in which the executive was engaged at any time during the twelve months immediately prior to the Termination Date and with whom the executive had dealt or had contact in the performance of her duties under this Agreement or by reason of services rendered to or offices held by her regardless of whether such senior employee acts in breach of her or her contract of employment with the company  (and, if relevant, any Associated Company of the Group) by doing so, provided that such hiring, engagement, employment, solicitation, canvassing, attempts at the same, enticement, inducement or encouragement of the said senior employees can reasonably be expected to have a detrimental effect on the company’s  (and, if relevant, any Associated Company of the Group) legitimate business interests in maintaining a stable and well trained workforce;

18.1.5
for the period of two years after the Termination Date, interfere, or seek to interfere, with: (a) the supply to the company  (and, if relevant, any Associated Company of the Group) of any goods or service by any supplier who, during the  twelve months immediately prior to the Termination Date, shall have supplied goods or services to the company  (and, if relevant, any Associated Company of the Group) or (b) the terms on which such supply was made during such period of twelve months.

18.2
The executive acknowledges and agrees that each of the sub-clauses above constitutes an entirely separate and independent restriction on her and that the duration, extent and application of each of such restrictions are no greater than is necessary for the protection of the legitimate interests of the company (and, if relevant, any Associated Company of the Group) for which she is required to perform duties.

18.3
Whilst each of the restrictions contained in Sub-Clause 18.1 are considered by the parties to be reasonable in all the circumstances as at the date of this agreement, if any one or more of such restrictions shall be judged to be void as going beyond what is reasonable in all the circumstances for the protection of the legitimate business interests of the company (and, if relevant, any Associated Company of the Group), but would be valid if any one or more of the period of the restriction, the range of activities, and the area to which the restriction relates were reduced, the restriction(s) shall be deemed to apply with such modification(s) as may be necessary to make them valid and effective and any such modification of one restriction shall not affect the validity of any other restriction contained in this agreement.

18.4
The restrictions contained in this Clause 18 will not prevent the executive from directly or indirectly owning shares for bona fide investment purposes in any company which is listed or dealt in on any recognised investment exchange.

18.5
By her signature of this agreement, the executive agrees and acknowledges that she will bring the terms of Clause 18.1 of this agreement to the attention of her future employers after the Termination Date.

19.             Continuation of agreement

19.1	The expiration or termination of this agreement (howsoever caused) shall:-

19.1.1
not operate to affect such of the provisions of this agreement which are expressed to operate or have effect thereafter (including, without prejudice to the foregoing generality, Clauses 7, 9, 16 and/or 18); and

19.1.2
be without prejudice to: (a) any right of action which has accrued to either of the parties hereto at the time of such expiration or termination; or (b) any right of action by either of the parties hereto in respect of any breach of this agreement by the other party hereto (whether such breach occurs prior to or subsequent to such expiration or termination).

20.             Notices

20.1
Any notice in writing to be served hereunder may be given personally to the executive or to the secretary of the company (as the case may be) or may be posted to the company (for the attention of its secretary) at its registered office for the time being or to the executive either at her address given above or at her last known address. Any such notice sent by post shall be deemed served twenty-four hours after it is posted and in proving such service it shall be sufficient to prove that the notice was properly addressed and put in the post.

21.             The Schedule

21.1
The provisions set out in the Schedule annexed hereto as from time to time altered, added to or abrogated are incorporated into this agreement. The company may from time to time notify the executive in writing that it proposes to alter, add to or abrogate any provisions of the Schedule giving details of the changes. Unless the executive shall within 14 days of such notice notify the company in writing that she objects to those changes, such alteration, addition or abrogation shall be deemed to be agreed and shall take effect accordingly. For the avoidance of doubt, in accordance with the provisions of ss.7A and 7B of the Employment Rights Act 1996, the terms and conditions contained within this agreement and the Schedule annexed hereto shall constitute and contain all of the requisite written statement of terms and conditions in terms of Pt I of the Employment Rights Act 1996.

22.             Entire contract and variation

22.1
This contract contains the entire and only agreement between the parties, and both parties acknowledge that, on entering into this contract, they have not relied on any written or oral representation or undertaking other than as expressly stated in this contract, and that this contract supersedes any previous contract or arrangement between the parties.

22.2	No variation of this contract shall be effective unless it is in writing and is signed by or on behalf of both parties.

23.             Governing law

23.1
This Agreement shall be governed by and construed under the law of Scotland and the parties hereby prorogate the non-exclusive jurisdiction of the Scottish Courts; IN WITNESS WHEREOF these presents consisting of this and the Sixteen preceding pages together with the Schedule annexed hereto are executed as follows:

SUBSCRIBED for and on behalf of the said WD SPENCE PROSTHETICS LIMITED by DR CHRISTOS KAPATOS, one of its Directors at Glasgow on the   [    ]                  day of [         ] Two thousand and fourteen before this witness

Witness                      …………………………………                                                                            ………………………………….
           Dr Christos Kapatos
Full name                      …………………………………

Address                      …………………………………

…………………………………

SUBSCRIBED by the said HELEEN FRANCOISE KIST at Glasgow on the   [     ]day of [       ]Two thousand and fourteen before this witness

Witness                      …………………………………                                                                           ………………………………….
           Heleen Françoise Kist
Full name                      …………………………………

Address                      …………………………………

…………………………………

SCHEDULE

This is the Schedule referred to in the foregoing agreement between WD Spence Prosthetics Limited and Heleen Françoise Kist dated [     ] 2014

1.             Grievance procedure
In the event of the executive wishing to seek redress of any grievance relating to her employment she should refer to the company’s grievance procedure and policy.

2.             Place of work
The executive’s normal place of work is 48 Glencairn Drive Glasgow G41 4PR until such time that the company has established permanent offices in Glasgow however the Board shall be entitled to require the executive to work at such other places within the United Kingdom and/or abroad on a temporary basis as the company shall from time to time direct.

3.             Continuous employment
The executive’s employment with the company began on October 1st, 2014.

4.             Disciplinary rules
The disciplinary rules are referred to in the Appendix to this Agreement and form part of your contract of employment with the company.

5.           Normal working hours
9am to 5pm from Monday to Thursday, or other equivalent of 4 working days per week during weekdays at the discretion of the executive with regard to the needs of the company

APPENDIX

Disciplinary procedure and Grievance procedure

1.           General
(A)
Without prejudice to the employer’s general right to terminate the contract by giving the notice required by Clause C hereof, the Disciplinary Procedure will be applied in all cases of alleged misconduct, incompetence or inadequate performance of work.

(B)
The executive is expected to perform her or her duties with reasonable efficiency and diligence, to behave towards fellow employees and outside parties with courtesy and decorum and not to misuse, or damage, or mis-appropriate the Employer’s property.

(C)	The company reserves the right of summary dismissal without salary in lieu of notice in cases of gross and wilful misconduct or gross neglect of duties.

(D)
Minor misconduct or breaches of rules will normally be dealt with by the Board, in the first instance.  However, should the executive fail to meet any requirements indicated for future behaviour, the formal disciplinary procedure will be actioned.

2.           Formal Disciplinary Procedure
(A)
The formal disciplinary procedure will be involved in cases of more serious misconduct or breaches of the rules, or persistent minor breaches which have not been remedied by informal counselling (see Clause 1 (D) above).  Normally the procedure will follow the stages listed below.

(i)
The first formal step is a verbal warning, administered by the Board.  The fact that a warning has been given, by whom, when, and for what reason will be recorded on the executive's personal file.  The Board will advise the executive of the standards of conduct required by her or her, and of the consequences of failure to maintain them.

(ii)
Stage 2 is a first formal written warning, administered by the Board.  A copy of the warning will be placed in the executive's personal file.  The warning will specify the matters of complaint against the executive.

(iii)
Stage 3 is a final written warning, administered by the Board.  The details of the warning will be as at stage 2, with relevant previous disciplinary action, the improvements in conduct required to be achieved and maintained, the duration of the warning and the consequences of failure to respond as required.  Additionally the warning will make it clear that further misconduct, breaches of rules or failure to comply with the warning will lead to the risk of dismissal.

(iv)
Stage 4 is dismissal.  Only the Board has the authority to dismiss.  Dismissal will be reserved for cases where the disciplinary procedure has failed to elicit acceptable standards of conduct from the executive, or cases of gross misconduct or serious breaches of the rules or action indicating unfitness for the responsibilities held by the executive.

(v)	Dismissal will take effect immediately (without prejudice to the executive's rights of appeal). Payment in lieu of notice will be at the discretion of the Board.

3.           Investigation and Hearings
(A)
In all cases before taking disciplinary action the matter will be carefully investigated by the Board.  Investigations will be conducted as rapidly as circumstances permit.  The Board may suspend the executive during an investigation if this is considered advisable.

(B)
No disciplinary decision will be taken until the executive has been informed in writing of the nature of the complaint or allegations, the basis of the complaint and/or the allegations and of her rights under the procedure, and has been interviewed by the person empowered to take the relevant disciplinary action.

(C)
The executive will be given a reasonable opportunity to consider her response and will be afforded the opportunity to state her case to the disciplinary hearing, together with the executive's chosen representative or witness.

(D)	Disciplinary hearings will be held as soon as reasonably practicable.

4.           Appeals
(A)	After any disciplinary meeting, the executive will be informed of the decision made and of her/her rights of appeal.

(B)           Appeals against dismissal will be heard by the Board.

(C)
Appeals should be lodged in writing within seven days of the disciplinary decisions being notified to the executive.  The executive will be advised of the right of appeal and how and when to exercise it at that stage.  An appeal hearing will be heard as soon as reasonably practicable.

(D)           After the appeal hearing, the executive will be informed in writing of the final decision.

5.           Grievance Procedure
1.	If the executive has any grievance relating to any aspect of her or her employment she or she may first discuss the matter with one of the Board before raising the matter formally.

2. In the event of the problem not being resolved after the above the executive will require to set out her grievance in writing and submit to the Board.

3.           The decision of the Board will be communicated in writing to the executive.